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                     AMERICAN INDUSTRIAL PROPERTIES REIT



                                                                  April 28, 1994


Dear Fellow Shareholder:

      As we discussed in our last letter, we have been diligently pursuing financing to recapitalize the Trust for future growth and to maximize the value of your investment. Our efforts have resulted in what the Trust Managers believe is an important and positive step toward this recapitalization.


                       KIDDER AGREES TO ARRANGE FINANCING



      We are pleased to announce that on April 21, 1994, the Trust entered into an agreement with Kidder Peabody Mortgage Capital Corporation ("Kidder") in connection with arranging a financing of up to $30,000,000 secured by first mortgage liens on the Trust's properties.1 The financing will have a maturity of between five to seven years at an interest rate expected to be approximately 10%, subject to market conditions. Kidder will have the exclusive right to arrange financing for the Trust's properties for a six-month period. We believe this financing, if arranged, would allow the Trust to accomplish several important objectives:


      - The financing would allow the Trust to complete the defeasance of the remaining Zero Coupon Notes (which carry a rate of 12.7%) which would release the Trust from the many operating and financing impediments caused by the Zeros.

      - Based on current interest rates, it would allow the Trust to refinance some of the existing first lien mortgages at lower interest costs to the Trust.

      - The financing would enable the Trust to invest in additional industrial distribution properties which, based on current interest rates and available opportunities, we believe could be acquired for attractive investment returns.


      We are very pleased to have reached this financing agreement with Kidder. Over the past several years, Kidder has successfully provided growth capital to many participants in the real estate investment trust industry. We believe this agreement is supportive of our recapitalization strategy which is critical to the Trust's growth and to the future reinstatement of quarterly distributions to shareholders.


- ---------------


     1This financing is conditioned upon, among other things, credit underwriting and due diligence and subject to the receipt of necessary consents and waivers from other lenders.

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                    DON'T BE MISLED BY KOETHER AND HOLDINGS

      Koether and American Holdings have asserted that liquidation or an "auction" of the Trust assets is in your best interests. We don't agree. We believe that many real estate markets are in the early stages of recovery and that the Trust's commitment to a strategy of recapitalization and growth is the best course of action to maximize the value of your investment.

      Our program has been carefully designed to allow the Trust and its shareholders an opportunity to participate in the growth taking place in the real estate investment trust industry. We urge you to support your Trust's future by voting FOR the proposed merger.

                                    CAUTION!

      Many of you may have received a mailing from American Holdings requesting that you re-execute a BLUE PROXY CARD. If you want to vote FOR management's proposal, do not vote a BLUE PROXY CARD! If you have voted a BLUE PROXY CARD and wish to vote with our plan, rather than for Koether's agenda, please execute and return the enclosed WHITE PROXY CARD today. REMEMBER, ONLY YOUR LATEST DATED PROXY CARD COUNTS!

                                          On behalf of your Trust Managers,

                                          /s/ CHARLES W. WOLCOTT

                                          Charles W. Wolcott
                                          President and CEO

                                   IMPORTANT

1. Be sure to vote only on the WHITE PROXY CARD. WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARDS YOU RECEIVE FROM AMERICAN HOLDINGS OR ITS ASSOCIATES.

2. If your shares are held in "street name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please return the WHITE PROXY CARD in the envelope provided or contact the person responsible for your account and instruct that individual to vote a WHITE PROXY CARD on your behalf today.

3. If you have executed American Holdings' blue proxy card, you have every right to change your vote by signing, dating and returning the enclosed WHITE PROXY CARD. Any proxy may be revoked by a later-dated proxy. Only your latest-dated proxy will count at the Special Meeting of Shareholders.

4. If you have any questions or need assistance in voting your shares, please feel free to contact me, Charles Wolcott, at our toll-free number, 1-800-550-6053, or contact D.F. King & Co. Inc. at 1-800-669-5550.
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                      AMERICAN INDUSTRIAL PROPERTIES REIT

           THIS PROXY IS SOLICITED ON BEHALF OF THE TRUST MANAGERS OF
                      AMERICAN INDUSTRIAL PROPERTIES REIT
                         SPECIAL MEETING MAY 10, 1994


     The undersigned hereby appoints W. H. Bricker and Charles W. Wolcott, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all of the undersigned's Shares of Beneficial Interest in the Trust, held of record on March 4, 1994, at the Special Meeting of Shareholders to be held on May 10, 1994 or at any postponements or adjournments thereof, on the proposals below, as directed.


      (1) THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER THEREUNDER OF AMERICAN INDUSTRIAL PROPERTIES REIT (THE "TRUST") WITH AND INTO A MARYLAND CORPORATION WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE TRUST.

      / / FOR:                 / /  AGAINST:                / /  ABSTAIN:

      (2) IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

      / / FOR:                / /   AGAINST:                / /  ABSTAIN:

     This Proxy, when properly executed, will be voted in the manner described above. If no direction is made, this Proxy will be voted FOR the first proposal and at the discretion of the Proxies with respect to the second proposal. Please sign exactly as your name appears on your Share certificate. When Shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                          _________________________     ______
                                          Signature of Shareholder      Date



                                          _________________________     ______
                                          Signature if Shares held      Date
                                          in more than one name

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.